Exhibit 99.1

 Amarantus Closes $5 Million Preferred Stock Financing

-Company issues Series "G" preferred stock convertible into common shares at a fixed price of $0.06 per share-

SAN FRANCISCO, CA, and GENEVA, SWITZERLAND – April 27, 2015 – Amarantus BioScience Holdings, Inc. (OTCQB: AMBS), a biotechnology company focused on developing diagnostics in neurology, and therapeutic products in the areas of neurology, psychiatry, ophthalmology and orphan diseases, announced the closing of a $5 million investment from Discover Growth Fund (Discover), a privately-held mutual fund focused on investing in high growth opportunities in publicly-held, small capitalization companies.

In exchange for the investment, Amarantus issued a new class of preferred stock (the Series G Preferred), that is convertible into Amarantus common stock at a fixed price of $0.06 per share. The Company intends to use the proceeds from this financing to further the development and commercialization of its therapeutic drug candidates, neurology diagnostic products, and for general working capital purposes.

“This infusion of capital enables the Company to achieve critical product development and commercialization milestones in each of our core programs as we enter the next phase of growth for Amarantus and begin to realize the true potential from our rich product portfolio," said Gerald E. Commissiong, President & CEO of Amarantus. “We expect to provide significant updates across each of the Company’s key pipeline programs in the weeks ahead, and we look forward to building towards a very productive 2015 for Amarantus”

Amarantus’ CFO Robert Farrell noted, “We look forward to putting this new capital to work in order to move both our Therapeutics and Diagnostics business units towards value inflection points. This funding provides us with the financial resources to execute on our up-listing strategy without the immediate need to rely on other funding facilities.”

The Series G Preferred is convertible at a fixed price of $0.06 per share, with no ratchet anti-dilution provisions, and has a six-year maturity term at which time it will automatically convert into Common Stock at $0.06 per share. It bears an annual dividend rate of 8.25%, subject to credit risk adjustment based on the price of the Company's common stock measured over a specific time period. The dividend is payable annually in cash or common stock at the sole discretion of the Company. No warrants were issued to any parties in connection with this investment. Discover has agreed to ‘no shorting’ provisions. The Series G Preferred can be repurchased by the Company for cash at 120% of face value in conjunction with an up-listing to a national stock exchange. WallachBeth Capital Markets served as financial advisor on the transaction. No placement agent fees were paid by the Company.

The securities purchase agreement (the “Agreement”) for the transaction was entered into on April 23, 2015, and the Company received $5 million in gross proceeds on April 24, 2015. As part of the terms of the Agreement, Amarantus will file a registration statement with the U.S. Securities and Exchange Commission (SEC) registering for resale the shares of common stock issuable upon conversion of the Series G Preferred as well as any dividends payable in common stock. A more detailed description of the transaction will be set forth in the Company's Form 8-K that will be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor will there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About Amarantus BioScience Holdings, Inc.

Amarantus BioScience Holdings (AMBS) is a biotechnology company developing treatments and diagnostics for diseases in the areas of neurology, psychiatry, ophthalmology and regenerative medicine. AMBS’ Therapeutics division has development rights to eltoprazine, a Phase 2b ready small molecule indicated for Parkinson's disease levodopa-induced dyskinesia, adult ADHD and Alzheimer’s aggression, and owns the intellectual property rights to a therapeutic protein known as mesencephalic-astrocyte-derived neurotrophic factor (MANF) and is developing MANF-based products as treatments for brain and ophthalmic disorders. AMBS’ Diagnostics division owns the rights to MSPrecise®, a proprietary next-generation DNA sequencing (NGS) assay for the identification of patients with relapsing-remitting multiple sclerosis (RRMS) at first clinical presentation, has an exclusive worldwide license to the Lymphocyte Proliferation test (LymPro Test®) for Alzheimer's disease, which was developed by Prof. Thomas Arendt, Ph.D., from the University of Leipzig, and owns intellectual property for the diagnosis of Parkinson's disease (NuroPro). AMBS also owns the discovery of neurotrophic factors (PhenoGuard™) that led to MANF’s discovery.

For further information please visit www.Amarantus.com, or connect with the Company on Facebook, LinkedIn, Twitter and Google+.

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words "believes," "project," "expects," "anticipates," "estimates," "intends," "strategy," "plan," "may," "will," "would," "will be," "will continue," "will likely result," and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include, but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Investor and Media Contact:

Jenene Thomas

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Investor Relations and Corporate Communications Advisor

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Source: Amarantus Bioscience Holdings, Inc.